Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2015 SECOND QUARTER SALES

New York, New York, July 22, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2015, net sales decreased 13.7% to $102.0 million, as compared to $118.2 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated second quarter net sales decreased 5.2%. Inter Parfums plans to issue results for the 2015 second quarter on or about August 5, 2015.

Net Sales:

	Three months ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
	($ in millions)

European-based product sales	$77.1	$94.7	(18.5)%	$163.9	$197.0	(16.8)%
United States-based product sales	24.9	23.5	5.7%	47.4	42.9	10.3%
	$102.0	$118.2	(13.7)%	$211.3	$239.9	(11.9)%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “Jimmy Choo was our leading brand in the second quarter, with strong momentum by the Jimmy Choo Man line, particularly in the U.S. market, along with the launch earlier this year of Jimmy Choo Blossom for women, which led to an increase in local currency sales of 62%. In dollars, Jimmy Choo brand sales increased 30% in the period, reflecting the impact of the 19% depreciation of the euro versus the dollar compared to the prior year second quarter. We are very excited for the upcoming August launch of Jimmy Choo Illicit, which promises to build on the strong results we’ve generated with this brand. The weakening of the euro also had the effect of exacerbating lower sales of other brands, such as Montblanc, which experienced a 23% decline in local currency and a 38% reduction in dollars. Montblanc sales also had a difficult comparison against the highly successful launch of Emblem in the second quarter of 2014. Our plans call for the unveiling of Lady Emblem during the second half of 2015, which we expect to boost Montblanc sales as the year progresses and into 2016. Lanvin sales were down 9% and 27% in local currency and dollars, respectively, largely as a result of a challenging market environment in Eastern Europe, which was partially offset by gains for the ever resilient Eclat d’Arpège. Lanvin sales should also benefit from new launch activity in the coming months, with the introduction of a new scent for women, Eclat de Fleurs.”

“Our U.S.-based operations delivered solid growth in the second quarter,” continued Mr. Madar. “The 6% increase in sales during the period reflects the successful launches of Extraordinary by Oscar de la Renta and Icon by Dunhill earlier this year. Mitigating some of these gains was the decline in Anna Sui brand sales, which resulted from continued negative market conditions in China. Anna Sui product sales were down 24% in the second quarter of 2015 as compared to the prior year second quarter.”

2015 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “We currently expect 2015 net sales to come in at a range of $460 to $470 million, and we expect our net income per share guidance to be in the range of $0.95 to $1.00 per diluted share. Our current guidance takes into account the negative market conditions seen in China and Eastern Europe that have continued through the second quarter of 2015, which we expect to continue throughout 2015. Our guidance assumes the dollar remains at current levels. We are busy working on developing our new products and global strategy around our recently added brands – Abercrombie, Hollister, Coach and Rochas, all in an effort to set us up for growth in 2016 and beyond.”

Inter Parfums, Inc. News Release	Page 2

July 22, 2015

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. We also own the Rochas brand as well as the Lanvin brand name for our class of trade. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com